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                           THIRD AMENDMENT AND WAIVER
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                       TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

         This Third Amendment and Waiver to Amended and Restated Revolving Credit Agreement (this "Third Amendment") is made and entered into as of January 20, 1999, by and among AU BON PAIN CO., INC., a Delaware corporation ("ABP"), SAINT LOUIS BREAD COMPANY, INC., a Delaware corporation ("Saint Louis Bread"), ABP MIDWEST MANUFACTURING CO., INC., a Delaware corporation ("ABP Midwest", and, collectively with ABP and Saint Louis Bread, the "Borrowers"), and BANKBOSTON, N.A., a national banking association, and USTRUST, a Massachusetts trust company (collectively, the "Banks"), and BANKBOSTON, N.A. as agent for the Banks (in such capacity, the "Agent"), amending certain provisions of the Amended and Restated Revolving Credit Agreement dated as of February 13, 1998 (as amended by the First Amendment to Amended and Restated Revolving Credit Agreement dated as of June 30, 1998, the Second Amendment and Waiver to Amended and Restated Revolving Credit Agreement dated as of October 14, 1998 and as further amended and in effect from time to time, the "Credit Agreement") by and among the Borrowers, the Banks and the Agent. Terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

         WHEREAS, the Borrowers are in the process of selling the part of their business generally known as Au Bon Pain (the "Sale");

         WHEREAS, the United States Securities and Exchange Commission has instructed the Borrowers to take a one-time nonrecurring, non-cash charge as a result of the Sale in the Borrowers' fiscal quarter ending October 3, 1998; and

         WHEREAS, the Borrowers, the Banks and the Agent have agreed to modify certain terms and conditions of the Credit Agreement as specifically set forth in this Third Amendment;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         s.1. Amendment to s.1 of the Credit Agreement. Section 1 of the Credit Agreement is hereby amended as follows:

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         (a) by inserting in the appropriate alphabetical order the following definition:

         Sale Charge. The one-time, non-cash charge in an amount not to exceed $24,200,000.00 before taxes taken in the Borrower's fiscal quarter ending October 3, 1998 which is associated with the transfer by the Borrowers of substantially all of the operating assets, store leases, contracts and liabilities associated with the bakery cafe food service business concept generally known as Au Bon Pain (but in any event excluding the capital stock of Saint Louis Bread) to a corporation controlled by Bruckman, Rosser, Sherill & Co., Inc., a private equity investment firm based in New York.

         (b) by deleting the definition of "Consolidated Net Income (or Deficit)" in its entirety and hereby replacing it with the following definition:

         Consolidated Net Income (or Deficit). For any specified period, the net income (or deficit) (after taxes) of the Borrowers and their Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles after eliminating all extraordinary nonrecurring non-cash items of income, all extraordinary nonrecurring non-cash items of expense up to an annual maximum of $2,500,000, all inter-company items and, after eliminating, for purposes of determining compliance with s.8.3 for any period ending on or prior to April 17, 1999 and compliance with s.8.4 for the Borrower's fiscal quarter ending October 3, 1998, the Sale Charge in an amount not to exceed $24,200,000.00 before taxes in addition to other non-cash charges permitted to be eliminated hereunder.

         s. 2. Waiver. The Borrowers have informed the Banks that as of the Borrower's fiscal quarter ending December 26, 1998, the Borrowers are not in compliance with the covenants set forth in ss.8.3 and 8.4 of the Credit Agreement resulting in Events of Default under s.11(c) of the Credit Agreement (the "Existing Defaults"). The Borrowers hereby request that the Banks waive the Existing Defaults. In response to the Borrowers' request, the Banks hereby waive the Existing Defaults, provided, that:

         (a) the waiver contained herein shall operate solely with respect to the Existing Defaults as herein described;

         (b) the Borrowers will not permit the ratio of Consolidated Operating Cash Flow, determined at the end of the Borrower's fiscal quarter ending December 26, 1998 for the period consisting of the four (4) consecutive fiscal

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quarters then ending, to Consolidated Total Debt Service incurred during such four (4) quarter period, to be less than 1.05 to 1.00 calculated after giving effect to the amendments set forth in this Third Amendment;

         (c) the Borrowers will not permit Consolidated Net Income to be less than $700,000.00 for the period consisting of the single fiscal quarter ending December 26, 1998 calculated after giving effect to the amendments set forth in this Third Amendment; and

         (d) such waiver shall not impair any right or power accruing to the Banks with respect to any other Default or Event of Default which may now exist or any Default or Event of Default which may occur after the date hereof including without limitation any Event of Default which may be existing after April 17, 1998 as a consequence of the Sale Charge.

         s. 3. Representations and Warranties. Each of the Borrowers hereby repeats, on and as of the date hereof, each of the representations and warranties made in s.5 of the Credit Agreement as though such representations and warranties refer specifically to such Borrower, except to the extent of changes resulting from transactions contemplated or permitted by this Third Amendment or the Credit Agreement and except to the extent that such representations and warranties relate expressly to an earlier date; provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. No Default or Event of Default has occurred and is continuing under the Credit Agreement after giving effect to this Third Amendment.

         s. 4. Effectiveness. The effectiveness of this Third Amendment shall be subject to the satisfaction of the following conditions precedent:

                  s. 4.1 Loan Documents. This Third Amendment shall have been duly executed and delivered to the Agent by each of the parties to the Credit Agreement.

                  s. 4.2. No Default. No Default or Event of Default has occurred and is continuing under the Credit Agreement immediately after giving effect to this Third Amendment.

                  s. 4.3. Waiver Fee. The Borrowers shall have paid to the Agent, for the pro rata accounts of the Banks, a waiver fee of $10,000.00.

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         s. 5. Ratification, Etc. Except as expressly amended hereby, the
Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Loan Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Third Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

         s. 6. No Waiver. Except as expressly provided in ss.2, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrowers or any rights of the Agent or the Banks consequent thereon.

         s. 7. Counterparts. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

         s. 8. Governing Law. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).



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         IN WITNESS WHEREOF, the parties hereto have executed this Third
Amendment as a document under seal as of the date first above written.

                                            AU BON PAIN CO., INC.


                                            By: /s/Anthony J. Carroll
                                                --------------------------------
                                                Name:  Anthony J. Carroll
                                                Title:  Treasurer


                                            SAINT LOUIS BREAD COMPANY, INC.


                                            By: /s/ Anthony J. Carroll
                                                --------------------------------
                                                Name:  Anthony J. Carroll
                                                Title: Treasurer


                                            ABP MIDWEST MANUFACTURING CO., INC.


                                            By: /s/ Anthony J. Carroll
                                                --------------------------------
                                                Name:  Anthony J. Carroll
                                                Title: Treasurer


                                            BANKBOSTON, N.A.
                                              individually and as Agent


                                            By: /s/Thomas P. Tansi
                                                --------------------------------
                                                Name:  Thomas P. Tansi
                                                Title: Vice President


                                            USTRUST


                                            By: /s/ P. Jeffrey Huth
                                                --------------------------------
                                                Name:  P. Jeffrey Huth
                                                Title: Vice President